Exhibit 10.a

REVISION EMPLOYMENT AGREEMENT (“AGREEMENT”)

This Agreement is made effective as of the 12th day of July, 2011 (the “Effective Date”), by and between China Green Material Technologies, Inc. a Nevada corporation, (the “Company”), and Low Yan Seong, an individual (the “Executive”).

WHEREAS, the Company has made a revision offer of employment to the Executive, and the Executive has accepted such revision offer of employment on the terms and conditions set forth herein; and

WHEREAS, Executive shall commence his revised employment with the Company on July 12, 2011; and

WHEREAS, the parties desire to fix their respective rights and responsibilities as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions hereinafter set forth, and for other good and valuable consideration receipt of which is specifically acknowledged, the parties hereto hereby agree as follows:

Section 1.  REVISED EMPLOYMENT

The Company hereby continues to employ the Executive, and the Executive hereby accepts the revised employment terms, as Chief Financial Officer of the Company.

Section 2.  THE EXECUTIVE’S DUTIES

a.           The Executive hereby agrees to perform his duties faithfully and honestly on behalf of the Company and its subsidiaries, and use his reasonable good faith efforts and ability on behalf of the Company to perform the duties of the Executive’s position and perform such duties and services as shall be specified and designated from time to time by the Chief Executive Officer.  In performance of his duties, Executive shall report to the Chief Executive Officer.

b.           The Executive’s duties shall include, without limitation, those customarily associated with the position of Chief Financial Officer of a manufacturing company.

c.           The Executive agrees that he shall, during the term of this Agreement, faithfully serve the Company and devote his business time, attention and ability to his duties and responsibilities hereunder; provided, however, that nothing contained herein shall be construed to prohibit or restrict the Executive from serving in various capacities in community, civic, religious or charitable organizations or trade associations or leagues; or attending to personal business or investment matters; provided that no such service or activity permitted in this Section 2(c) shall individually, either materially interfere with the performance by the Executive of his duties hereunder or give rise to any conflict of interest or the appearance of a conflict of interest with either the Company or any of its subsidiaries.

d.           The Executive agrees to observe and comply with all applicable domestic (federal, state, and local) and international laws.  The Executive also agrees to comply with all lawful rules, regulations, policies and practices adopted by the Company and made generally applicable to all of the Company’s executives (or applicable to similarly situated executives), either orally or in writing, both as they now exist and as they may be duly adopted or modified from time to time, provided that in the event of a conflict between this Agreement or its attachments and such rules, regulations, policies, or practices, this Agreement shall govern and supersede the same.

Section 3. COMPENSATION AND BENEFITS

In consideration for all services rendered by the Executive to the Company and the Company hereby agrees to pay compensation to the Executive as follows:

a.           During the term of this Agreement, commencing on the Effective Date, the Company shall pay to the Executive, a base salary (“Base Salary”) of three hundred and twenty thousand Chinese Yuan (RMB 320,000.00) per annum, which is payable quarterly in advance basis. The Company shall responsible to settle all taxes, deductions and withholding from the amount payable to Executive as may be required by applicable international, federal, state or local laws.

b.           In addition to the foregoing, on July 12th, 2011, Executive will be granted an award of 576,000 shares of the Company common stocks (the “Shares”) on Initial Term as described in Section 5 (a) below. The Company hereby grants to Executive and agrees to issue the Shares of 576,000 within three (3) months from date of this Agreement, and Executive hereby accepts the number of Shares set forth in this Agreement. The Shares issued has the rights of a stockholder, including voting rights and are entitled to all regular cash dividends or other distributions paid with respect to all Shares while they are so held. The fair market value of the Company’s common stock shall be equal to the transacted market closing price on the date of grant.  The shares shall vest in equal installments on a monthly basis over a period of twenty four months beginning on the grant date. The vested Shares will become non-forfeitable except that 100% of Initial Term Non-vested Shares will vest in full upon a Change of Control or termination as described in Section 6 (b).

c.           Executive is also eligible to participate in the Company’s executive bonus program pursuant to which bonuses are granted at the sole discretion of the Company’s Board of Directors, or, if applicable, a compensation committee established by the Board of Directors.

Section 4.   EXPENSES

a.           The Company shall reimburse the Executive for reasonable and necessary expenses incurred (i) in the ordinary course of conducting Company’s business and (ii) in accordance with policies established, from time to time, by the Company.

b.           The Executive shall submit expense reports accompanied by receipts or other appropriate substantiation for all items of business expenses for which reimbursement is sought.  Expenses for which Executive is entitled to reimbursement as provided herein shall be reimbursed within two (2) weeks of the Executive’s submission but in no event shall the Executive be reimbursed later than the end of the year following the year in which any such expense is incurred.  The amount of Executive’s expenses eligible for reimbursement during any taxable year will not affect the expenses eligible for reimbursement in any other taxable year.

Section 5.  DURATION AND TERMINATION

a.           Unless terminated earlier as set forth below in Section 5(a), the Executive’s initial term of employment under this Agreement shall commence on the Effective Date and shall continue for two years (the “Initial Term”).  During the Initial Term of Employment, Executive’s employment may only be terminated for the following reasons:

(1)           Upon the death of the Executive, effective the date of Executive’s death;

(2)           Ten (10) days after the date on which the Company shall have given the Executive written notice of the termination of his employment by reason of his physical or mental incapacity or disability on a permanent basis.  For purposes of the Agreement, the Executive shall be deemed to be physically or mentally incapacitated or disabled on a permanent basis if he is unable to materially and/or substantially perform his duties, with reasonable accommodations, hereunder for a period exceeding three (3) consecutive months or for a period of four (4) months in any twelve (12) consecutive month period;

(3)           Immediately upon the date the Company gives the Executive written notice of the termination of his employment for “Cause”.  For purposes of the Agreement, “Cause” shall mean (i) the conviction of the Executive of a crime involving a sentence of incarceration or of a felony with or without a sentence of incarceration; (ii) the commission of an act by the Executive constituting fraud, embezzlement or other material financial dishonesty against the Company, or of an act of moral turpitude which in the opinion of counsel to the Company would constitute a crime under the laws of the United States or China (or any of their state or local laws) and which, in case of any of the foregoing, in the good faith judgment of the Company, is likely to cause harm to the business of the Company, taken as a whole; (iii) the repeated refusal or failure by the Executive to use his reasonable and diligent efforts to follow the lawful and reasonable directives (in light of the terms of the Agreement) of the Chief Executive Officer or Board of Directors with respect to a matter or matters within the control of the Executive; (iv) Executive’s willful or gross neglect in carrying out his material duties and responsibilities under the Agreement; (v) material breach by the Executive of any provision of this Agreement;

(4)           Thirty (30) days after the date on which the Executive shall have given the Company written notice of the termination of his employment without Cause;

(5)           Thirty (30) days after the date on which the Company provides written notice to the Executive that he is being terminated without Cause (subject to the payments due in Section 6).

b.           After the Initial Term of Employment, Executive’s employment under this Agreement shall continue pursuant to this Agreement but shall be “at will,” meaning that either the Company or Executive may terminate Executive’s employment with or without cause or advance notice.  This at-will relationship may only be changed by an agreement in writing signed by the CEO of the Company.

Section 6.   PAYMENTS AND OTHER RIGHTS UPON TERMINATION

a.           During the Initial Term, if the Executive terminates his employment for any reason or if the Company terminates Executive’s employment due to death, permanent disability, or with Cause, as defined above in Section 5, Executive shall be entitled only to the Base Salary and Shares through the date of the Executive’s termination of his employment and any other benefits legally required to be paid to the Executive.

b.           During the Initial Term, if the Company terminates Executive, the Executive shall be entitled to all the remaining unvested Shares of the Company common stocks granted to the Executive as set forth in Section 3(b) above, deliver immediately from the date the Executive is terminated. If the Executive is terminated after the second-year anniversary of this Agreement and thereof, Executive shall be entitled to six months of Base Salary and 288,000 of the Company common stocks, payable and deliver within thirty (30) days from the date the Executive is terminated.

c.           Under no circumstances will Executive be entitled to any severance pay, except as set forth in Section 6(b) above.

Section 7.  GOVERNING LAW, DISPUTE RESOLUTION

THE PROVISIONS OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF. Any controversy or dispute between any of the parties to the Agreement arising out of any of the terms, provisions, or conditions of the Agreement, or the interpretation or enforceability thereof, shall be submitted to arbitration in Las Vegas, Nevada, or another location agreed to by the parties.  The arbitration shall be heard before a single arbitrator agreed to by the parties.  The arbitration shall be binding with no right of appeal.  In the event that either party initiates arbitration pursuant to the section, the Company shall pay all of the fees and costs of the arbitration.  Each party shall be responsible for their own attorney’s fees and other costs.  The prevailing party shall have the right, at the discretion of the arbitrator, to recover its share of any arbitration fees and costs, or attorney’s fees and costs.  The arbitration shall be conducted pursuant to the rules of the American Arbitration Association governing Employment Disputes. The parties shall agree to the appointment of the arbitrator within ten (10) business days after the request for arbitration is received.  The parties shall be entitled to reasonable discovery; provided, that the arbitrator may limit discovery in connection with a dispute as appropriate to achieve the prompt and efficient disposition of the dispute while giving full regard to the legitimate needs of the parties for discovery; provided, however, that in no event shall such discovery process exceed a period of 60 days, unless the arbitrator extends such period for good cause.  The decision of the arbitrator may be entered for judgment in any appropriate court with jurisdiction.

Section 8.  ENTIRE AGREEMENT

The Agreement supersedes and cancels any and all prior agreements between the parties hereto, express or implied, relating to the subject matter hereof.  The Agreement sets forth the entire agreement between the parties hereto.  It may not be changed, altered, modified or amended except in a writing signed by both parties.

Section 9.  NON-WAIVER

The failure or refusal of either party to insist upon the strict performance of any provision of the Agreement or to exercise any right in any one or more instances or circumstances shall not be construed as a waiver or relinquishment of such provision or right.

Section 10.  ASSIGNMENT/NON-ASSIGNMENT

The Company may assign the Agreement and any rights hereunder to any parent, subsidiary, affiliate, or successor whereupon such parent, subsidiary, affiliate, or successor shall have all the rights, duties and obligations of the Company hereunder.

Any other transfer or assignment of the Agreement and/or rights hereunder shall be subject to Executive’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  The Executive shall have no right to assign any of the rights, nor to delegate any of the duties, created by the Agreement, and any assignment or attempted assignment of the Executive’s rights, and any delegation or attempted delegation of the Executive’s duties, shall be null and void.  In all other respects, the Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, beneficiaries, personal representatives, successors, officers and directors.

Section 11.   SEVERABILITY

If any paragraph, term or provision of the Agreement shall be held or determined to be unenforceable, the balance of the Agreement shall nevertheless continue in full force and effect unaffected by such holding or determination to the fullest extent permitted by law as though such paragraph, term or provision had been written in such a manner and to such an extent as to be enforceable under the circumstances.

Section 12.  NOTICE

All notices hereunder shall be in writing.  Notices may be delivered personally, or by certified mail return receipt requested, postage prepaid, to the addresses set forth below:

China Green Material Technologies Inc., No. 1 Yantai Third Road, Centralism Area, Haping Road, Harbin Economic and Technological Development Zone, Harbin, Heilongjiang Province, P.R. China 150060

Low Yan Seong, No. 54 Jalan Mata Air, Setapak, 53200 Kuala Lumpur, Malaysia

Either party may designate a new address for purposes of the Agreement by notice to the other party in accordance with the paragraph.

IN WITNESS WHEREOF, the parties knowingly and voluntarily have set their signatures.

China Green Material Technologies, Inc.

DATED: July, 2011	By:	/s/ Zhonghao Su
Name: Zhonghao Su
Its: Chief Executive Officer and President

DATED: July 12, 2011	By:	/s/ Low Yan Seong
Name: Low Yan Seong